EXHIBIT 99.1

GOODRICH PETROLEUM CORPORATION ANNOUNCES

SECOND QUARTER 2004 FINANCIAL RESULTS

Houston, Texas – August 11, 2004. Goodrich Petroleum Corporation today announced financial and operating results for the second quarter ended June 30, 2004.

REVENUES

Total revenues for the three months ended June 30, 2004 were $9,366,000 versus $7,883,000 for the three months ended June 30, 2003. The 2004 revenue amount reflects a 23% increase in oil and gas production volumes, due to additional successful well completions since the first quarter of 2003. The increase in production volumes was partially offset by a decrease in average oil and gas prices received by the Company due to higher hedge settlement payments.

Total revenues for the six months ended June 30, 2004 were $20,292,000 versus $14,961,000 for the six months ended June 30, 2003 primarily due to a 26% increase in oil and gas production volumes. Additionally, average oil and gas prices received by the Company in the first six months of 2004 represented a modest increase from the prior year.

NET INCOME

Net income for the three months ended June 30, 2004 was $2,890,000, or $0.15 per basic share, compared to $916,000, or $0.05 per basic share in the prior year period. Net income applicable to common stock was $2,732,000, or $0.14 per basic share, in the three months ended June 30, 2004, compared to $758,000, or $0.04 per basic share, in the three months ended June 30, 2003. Net income in the current quarter included an income tax benefit in the amount of $961,000 resulting from revision of a deferred tax valuation allowance. Net income in the three months ended June 30, 2004 and 2003 was reduced by preferred stock dividends of $158,000.

Net income for the six months ended June 30, 2004 was $5,014,000, or $0.27 per basic share, compared to $958,000, or $0.06 per basic share in the prior year period. Net income applicable to common stock was $4,698,000, or $0.25 per basic share, in the six months ended June 30, 2004, compared to $642,000, or $0.04 per basic share, in the six months ended June 30, 2003. Net income in the six months ended June 30, 2004 reflected income tax expense of $183,000 after giving effect to revision of a deferred tax valuation allowance. Net income in the six months ended June 30, 2004 and 2003 was reduced by preferred stock dividends of $317,000 and net income in the six months ended June 30, 2003 reflected a non-cash charge for a change in accounting principle of $205,000.

CASH FLOW

Net cash flow from operations, before changes in working capital was $4,830,000 in the three months ended June 30, 2004, compared to $4,712,000 in the three months ended June 30, 2003. Net changes in working capital resulted in a further increase of $1,646,000 in operating cash flow in the three months ended June 30, 2004, compared to $859,000 in the three months ended June 30, 2003 (see accompanying table for a reconciliation of net cash flow from operations, before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

Net cash flow from operations, before changes in working capital increased to $11,118,000 in the six months ended June 30, 2004, compared to $7,811,000 in the six months ended June 30, 2003. Net cash provided by operating activities was $13,651,000 in the six months ended June 30, 2004, as changes in working capital resulted in an increase of $2,533,000 in operating cash flow, compared to a decrease of $1,613,000 in the six months ended June 30, 2003 (see accompanying table for a reconciliation of net cash flow from operations, before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

PRODUCTION

Net production volumes in the three months ended June 30, 2004 increased by approximately 23% to 1,020,746 Mcf of gas and 109,360 barrels of oil, or 1.68 billion cubic feet equivalent (“Bcfe”), versus 748,113 Mcf of gas and 102,859 barrels of oil, or 1.37 Bcfe in the three months ended June 30, 2003.

Net production volumes in the six months ended June 30, 2004 increased by approximately 26% to 2,018,188 Mcf of gas and 245,391 barrels of oil, or 3.49 Bcfe, versus 1,479,142 Mcf of gas and 213,625 barrels of oil, or 2.76 Bcfe in the six months ended June 30, 2003.

CAPITAL EXPENDITURES

Capital expenditures totaled $10,704,000 in the three months ended June 30, 2004, compared to $6,453,000 in the three months ended June 30, 2003. In the six months ended June 30, 2004, capital expenditures totaled $16,387,000 compared to $10,672,000 in the six months ended June 30, 2003. In the six months ended June 30, 2004, the Company participated in the drilling of two successful exploratory wells in the Burrwood/West Delta 83 field and incurred substantial drilling and leasehold acquisition costs in its Cotton Valley drilling program in East Texas and Northwest Louisiana. Capital expenditures in the six months ended June 30, 2004 were financed largely out of cash flow from operations and were supplemented by net borrowings of $3 million under the Company’s senior credit facility.

As previously reported, the Company announced that its Board of Directors recently approved an increase in the Company’s 2004 capital expenditure budget from $25 million up to $45 million. The Board approved the increase in order to accelerate the development of the Company’s acreage in the Cotton Valley trend of East Texas and Northwest Louisiana and due to the Company’s improving projections for cash flow from operations. The Company expects to finance its 2004 capital expenditures through a combination of cash flow from operations and borrowings under existing credit facilities. The Company has entered into a non-binding agreement for a subordinated bank credit facility that would also be available to finance the increased capital expenditures. Approximately two-thirds of the 2004 capital expenditure budget has been designated for exploration and development drilling activities in the Cotton Valley trend.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called net cash flow from operations before changes in working capital because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Net cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

As announced on March 30, 2004, the Company has restated its financial statements for the years ended December 31, 2001 and 2002 and the first three quarters of 2003 due to the correction of a systematic error in the calculations of its non-cash depreciation, depletion and amortization expense since 1997. The effects of the restatement on the Company’s previously issued financial statements for the three months and six months ended June 30, 2003 are reflected herein. The restatement adjustments had no impact on the Company’s oil and natural gas reserves, working capital or cash flow from operating, investing or financing activities.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended June 30,
	2004	2003
		(Restated)
Selected Income Data
Total Revenues	$9,366,457	$7,882,740

Lease Operating Expense	1,642,560	1,511,104
Production Taxes	593,929	515,959
Depletion, Depreciation and Amortization	2,480,350	2,063,791
Exploration	1,079,978	891,481
General and Administrative	1,327,377	1,088,901
Interest Expense	254,211	186,354
Loss on Sale of Assets	58,845	216,185

Net Income Before Income Taxes	1,929,207	1,408,965
Income Taxes	(960,847)	492,638

Net Income	2,890,054	916,327
Preferred Stock Dividends	158,203	158,366

Net Income Applicable to Common Stock	$2,731,851	$757,961

Net Income Per Share - Basic
Net Income	$0.15	$0.05

Net Income Applicable to Common Stock	$0.14	$0.04

Net Income Per Share - Diluted
Net Income	$0.14	$0.04

Net Income Applicable to Common Stock	$0.13	$0.04

Average Common Shares (Basic)	19,040,347	18,040,141
Average Common Shares (Diluted)	21,038,770	20,388,050

Selected Cash Flow Data

Net cash flow from operations, before changes in
working capital (non GAAP)	$4,829,587	$4,711,979
Net changes in working capital	1,646,085	858,595

Net cash provided by operating activities (GAAP)	$6,475,672	$5,570,574

Selected Operating Data

Net Natural Gas Produced (Mcf)	1,020,746	748,113
Average Price (per Mcf)	$5.88	$6.16
Net Crude Oil Produced (Bbl)	109,360	102,859
Average Price (per Bbl)	$25.07	$31.30
Total Production (Mcfe)	1,676,906	1,365,270
Average Price (per Mcfe)	$5.21	$5.73

	Six Months Ended June 30,
	2004	2003
		(Restated)
Selected Income Data
Total Revenues	$20,291,722	$14,961,220

Lease Operating Expense	3,191,378	3,268,289
Production Taxes	1,289,001	1,046,863
Depletion, Depreciation and Amortization	5,234,197	4,125,114
Exploration	2,016,803	1,444,953
General and Administrative	2,832,783	2,627,345
Interest Expense	471,143	421,851
Loss on Sale of Assets	58,845	237,267

Net Income Before Income Taxes	5,197,572	1,789,538
Income Taxes	183,081	625,836

Net Income Before Cumulative Effect	5,014,491	1,163,702
Cumulative Effect of Change in Accounting Principle	—	(205,293)

Net Income	5,014,491	958,409
Preferred Stock Dividends	316,569	316,732

Net Income Applicable to Common Stock	$4,697,922	$641,677

Net Income Per Share - Basic
Net Income Before Cumulative Effect	$0.27	$0.06
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income	$0.27	$0.05

Net Income Applicable to Common Stock	$0.25	$0.04

Net Income Per Share - Diluted
Net Income Before Cumulative Effect	$0.24	$0.06
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income	$0.24	$0.05

Net Income Applicable to Common Stock	$0.23	$0.03

Average Common Shares (Basic)	18,726,959	18,005,931
Average Common Shares (Diluted)	20,695,895	20,265,610

Selected Cash Flow Data

Net cash flow from operations, before changes in
working capital (non GAAP)	$11,117,427	$7,811,231
Net changes in working capital	2,533,387	(1,612,651)

Net cash provided by operating activities (GAAP)	$13,650,814	$6,198,580

Selected Operating Data

Net Natural Gas Produced (Mcf)	2,018,188	1,479,142
Average Price (per Mcf)	$5.87	$5.23
Net Crude Oil Produced (Bbl)	245,391	213,625
Average Price (per Bbl)	$30.55	$31.98
Total Production (Mcfe)	3,490,536	2,760,894
Average Price (per Mcfe)	$5.54	$5.28